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                                                                     EXHIBIT (8)

                                                                October 18, 1996

First Union Corporation,
One First Union Center
Charlotte, North Carolina 28288-0013

Keystone Investments, Inc.
200 Berkeley Street
Boston, Massachusetts 02116

Ladies and Gentlemen:

     We have acted as special counsel to First Union Corporation, a corporation organized under the laws of North Carolina ("First Union"), in connection with the planned acquisition (the "Acquisition") of all of the assets and liabilities of Keystone Investments, Inc., a corporation organized under the laws of Delaware ("Keystone"), by First Union National Bank of North Carolina, a national banking association organized under the laws of the United States and a wholly owned subsidiary of First Union (except for directors' qualifying shares) ("FUNB-NC"), and the transfer of those assets and liabilities to First Union Keystone, Inc., a corporation organized under the laws of North Carolina and a wholly owned subsidiary of FUNB-NC ("FKI"), accomplished by means of a merger of Keystone with and into FKI, pursuant to the Agreement and Plan of Acquisition and Merger, dated as of the 6th day of September, 1996, by and among First Union, Keystone, FUNB-NC and FKI (the "Agreement"). Capitalized terms used but not defined herein shall have the meanings specified in the Prospectus/Information Statement pertaining to the Acquisition.

     We have assumed with your consent that:

     (a) the Acquisition will be effected in accordance with the Agreement, and

     (b) the representations contained in the letters of representation from Keystone and First Union to us dated October 16, 1996 and October 18, 1996, respectively, will be true on the Effective Date.

     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Acquisition will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that:

          (i) no gain or loss will be recognized for federal income tax purposes by Keystone stockholders upon the exchange in the Acquisition of shares of Keystone Common Stock solely for FUNC Common Shares (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock);

          (ii) the basis of FUNC Common Shares received in the Acquisition by Keystone stockholders (including the basis of any fractional share interest in FUNC Common Stock) will be the same as the basis of the shares of Keystone Common Stock surrendered in exchange therefor;

          (iii) the holding period of FUNC Common Shares received in the Acquisition by a Keystone stockholder (including the holding period of any fractional share interest in FUNC Common Stock) will include the holding period during which the shares of Keystone Common Stock surrendered in exchange therefor were held by the Keystone stockholder, provided such shares of Keystone Common Stock were held as capital assets; and

          (iv) cash received by a holder of Keystone Common Stock in lieu of a fractional share interest in FUNC Common Stock will be treated as received for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the Keystone Common Stock allocable to the fractional share interest.

     The tax consequences described above may not be applicable to Keystone stockholders that acquired their Keystone Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, that hold Keystone Common Stock as part of a "straddle" or "conversion transaction" or that are insurance companies, securities dealers, financial institutions or foreign persons.

     We hereby consent to the reference to us under the heading "THE ACQUISITION AND MERGER -- Certain Federal Income Tax Consequences" in the Prospectus/Information Statement pertaining to the Acquisition and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,

                                         SULLIVAN & CROMWELL